                                 Schedule 14A Information


                     Proxy Statement Pursuant to Section 14(a) of the
                              Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant

Check the appropriate box:

     Preliminary Proxy Statement

[X]  Definitive Proxy Statement

     Definitive Additional Materials

     Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                              Mercantile Stores Company, Inc.
                     (Name of Registrant as Specified in its Charter)

                                     Dennis F. Murphy
                                         Secretary
                        (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
      6(j)(2).

     $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3).

     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:
             N/A

      2)    Aggregate number of securities to which transaction applies:
             N/A

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A

      4)    Proposed maximum aggregate value of transaction:  N/A

      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:  N/A

      2)    Form, Schedule or Registration Statement No.:  N/A

      3)    Filing Party:  N/A

      4)    Date Filed:  N/A

Mercantile Stores Company, Inc.               1100 North Market Street
                                              Wilmington, Delaware 19801

NOTICE OF ANNUAL STOCKHOLDERS' MEETING

To the Stockholders:

       NOTICE is hereby given that the annual stockholder's meeting of Mercantile Stores Company, Inc., a Delaware corporation, will be held at 1100 North Market Street, Wilmington Trust Center, Wilmington, Delaware 19801, on Wednesday, May 25, 1994, at 11:30 A.M., for the following purposes, as described in the accompanying proxy statement:

       1. To elect four directors of the Company to serve for a term of three years;

       2. To approve Arthur Andersen & Co. as independent auditors of the Company;

       3. To act upon a stockholder proposal to declassify the Board of Directors; and

       4. To transact such other business as may properly come before the meeting.

       In lieu of closing the transfer books the Board of Directors has fixed April 15, 1994 as the record date for the determination of the stockholders entitled to notice of and to vote at said meeting or at any adjournment or adjournments thereof.

Dated:  April 25, 1994                        Dennis F. Murphy, Secretary
                   ____________________________________

A proxy card and the annual report of the Company for the fiscal year ended January 29, 1994 are enclosed.


                       YOUR VOTE IS IMPORTANT
Each stockholder who does not expect to be present at the meeting is urged to execute the enclosed proxy and mail it promptly in the enclosed envelope which requires no postage.

                        PROXY STATEMENT

General

       This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mercantile Stores Company, Inc. (hereinafter called the Company), to be used at the Annual Meeting of the Stockholders of the Company to be held at 1100 North Market Street, Wilmington Trust Center, Wilmington, Delaware 19801, on Wednesday, May 25, 1994, at 11:30 A.M., for the purposes set forth in the Notice of Meeting. The approximate mailing date of this Proxy Statement and the accompanying proxy is April 25, 1994.

       The accompanying proxy, which is revocable, is solicited by and on behalf of the Board of Directors of the Company. The Company will pay all expenses in connection with preparing, assembling and mailing the proxies and it will reimburse agents or nominees of stockholders for reasonable out-of-pocket and clerical expenses incurred in seeking proxies or authorizations to execute proxies from their principals. In addition to solicitation by mail, the Company has retained Georgeson & Company to assist in the solicitation of proxies from beneficial owners of shares held of record by brokerage houses, banks and other custodians, nominees or fiduciaries, at a cost not to exceed $6,000 plus reasonable out-of-pocket expenses.

       The enclosed proxy card also serves as a voting instruction to the trustee of the Company's Savings, Profit Sharing and Supplemental Retirement Plan with respect to shares held by the trustee for Plan participants. Participants in the Plan who are also holders of additional shares of common stock will receive one proxy card for all holdings registered in a similar manner. Participants in the Plan will receive a separate proxy card for their individual and Plan holdings if their accounts are not registered in a similar manner. Unvoted shares of the Plan will be voted by the trustee in its discretion.

Voting Rights and Votes Required

       The outstanding voting securities of the Company consist of common shares with a par value of $.142/3 per share. There are authorized and issued 36,887,475 shares, of which 43,425 shares are held in the Company's treasury. Only stockholders of record at the close of business on April 15, 1994, are entitled to vote at the meeting and each share of stock is entitled to one vote on all matters. Under the Company's By-laws, a quorum will be present if a majority of the Company's outstanding shares is represented in person or by proxy. Shares of common stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the meeting.

       Directors will be elected by a plurality of the votes cast. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the four nominees in the absence of instructions to the contrary. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. The affirmative vote of the holders of a majority of the shares of common stock present or represented at the meeting and entitled to vote is required for the approval of the independent auditors and for the approval of the stockholder proposal. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on any of such matters will have the same legal effect as a vote against the matter. Broker non-votes will not be considered as present and entitled to vote with respect to such matter.

                          ELECTION OF DIRECTORS

       The Restated Certificate of Incorporation of the Company divides the Board of Directors into three Classes with the terms of office of the Directors of each Class ending in different years. The term of the Class II Directors expires with this annual meeting. The terms of the Class I and Class III Directors will expire at subsequent annual meetings. The number of directors of the Company to be elected at the Annual Meeting is four. The shares represented by the proxy will be voted by the persons named in the proxy for the election as directors of the nominees named herein to serve until their successors are elected and qualified. In the event that any of the nominees named below should become unavailable, for any reason, it is intended that the persons named in the proxy will vote for a substitute, who will be designated by the Board of Directors. The Board of Directors has no reason to believe that it will be necessary to designate a substitute nominee.

                                                                Year in
              Business Experience and Principal Occupation        which
                  or Employment during past 5 years;            he first
Name                 Positions held with company;               became a
and Age               and other Dirctorships                    director

             Class II - Nominees to be elected for term expiring in 1997

H. KEITH H. BRODIE, M.D.  President Emeritus of Duke University;    1987
54                        member of the Audit Committee and
                          director of the Company; director
                          of Milliken & Company, manufacturer
                          of textile products.

RENE C. McPHERSON         Corporate director; former Chairman       1984
69                        and Chief Executive Officer of
                          Dana Corporation; former Dean of the
                          Stanford University Graduate School of
                          Business; consultant, member of the
                          Compensation Committee and director of the Company; director of Milliken & Company, manufacturer of textile products; director of Dow Jones & Company, Westinghouse Electric
                          Corporation, Banc One Corp. and the Andersons.

MINOT K. MILLIKEN         Vice-President and director of          1943
78                        Milliken & Company, manufacturer of
                          textile products; member of the
                          Compensation Committee and director
                          of the Company.

ROGER K. SMITH            Manager of TQM Diffusion, Analog        1991
34                        Devices, Inc. manufacturer of
                          integrated circuits, director of
                          the Company.

             Class III - Directors continuing in office until 1995

JOHN A. HERDEG            Attorney at Law; member of the          1980
56                        Audit Committee and director of
                          the Company; Chairman of the Board
                          of Christiana Bank & Trust Company.

THOMAS J. MALONE          President, Chief Operating Officer      1989
55                        and director of Milliken & Company,
                          manufacturer of textile products;
                          member of the Audit Committee and
                          director of the Company.

ROGER MILLIKEN            Chairman, Chief Executive Officer       1939
78                        and director of Milliken & Company,
                          manufacturer of textile products;
                          member of the Audit and Compensation
                          Committees and director of the Company;
                          director of W.R. Grace & Company.

FRANCIS G. RODGERS        Author and lecturer; former Vice-       1987
67                        President, International Business
                          Machines Corp.; member of the
                          Compensation committee and director
                          of the Company; director of Milliken &
                          Company, manufacturer of textile products;
                          director of Bergen Brunswig Corporation
                          and Dialogic Corp.


             Class I - Directors continuing in office until 1996

GERRISH H. MILLIKEN       Director of the Company; director     1951
76                        of Milliken & Company, manufacturer
                          of textile products.

GEORGE S. MOORE           International financial consultant;   1957
89                        member of the Audit and Compensation
                          Committees and director of the Company;
                          honorary director of W.R. Grace & Company.

DAVID L. NICHOLS          Chairman of the Board and director    1992
52                        of the Company; former Executive
                          Vice President, Treasurer and Chief
                          Financial Officer of the Company
                          (1989-1992); former President of the
                          Lion Dry Goods Division (a division
                          of the Company).

                    STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information, as of March 31, 1994, concerning the beneficial ownership of Company common stock by the Company's directors, the executive officers named in the Summary
Compensation Table below, and by all directors and executive officers as a group:

                               Amount of Common Stock
                                 Beneficially Owned
Name                            Directly      Indirectly          Percent of
                                                                     Class
H. KEITH H. BRODIE, M.D.         none         none                       *
JOHN A. HERDEG                     1,625      none                       *
RENE C. McPHERSON                  5,200      none                       *
THOMAS J. MALONE                 none         none                       *
GERRISH H. MILLIKEN              377,507      (see notes 1, 2 and 6)    1.31
                               (see note 2)
                                 107,624
                        (life interest in trusts)
MINOT K. MILLIKEN                406,680      (see notes 1, 3 and 6)    2.37
                               (see note 3)
                                 469,592
                        (life interest in trusts)
ROGER MILLIKEN                 4,246,473      (see notes 1, 4 and 6)   11.84
                              (see note 4)
                                 121,560
                        (life interest in trusts)

GEORGE S. MOORE                      4,250        none                   *
DAVID L. NICHOLS                     1,252         3,892                 *
FRANCIS G. RODGERS                   1,250       none                    *
ROGER K. SMITH                      57,226       none                    *
                               (see note 5)
JAMES D. CAIN                           25        10,508                 *
WILLIAM A. CARR                         62           799                 *
JAMES M. McVICKER                    1,407         1,227                 *
MICHAEL G. SHANNON               none              1,127                 *
All Directors and
  Executive Officers             4,482,761    10,530,483             40.70
_________________
*Less than one percent.

       There is included in the above figures, with respect to each director and executive officer listed (and all directors and executive officers as a group) the number of shares, if any, credited to his account in the Savings, Profit Sharing and Supplemental Retirement Plan and those held in the name of his spouse and their minor children. Each director and executive officer, however, disclaims any admission of beneficial ownership of any securities included herein held in the name of his spouse or their minor children.

Notes:

    1. Minot K. Milliken is the cousin of Roger Milliken and Gerrish H. Milliken, who are brothers. Minot Mercantile Corporation owned 10,484,875 shares (28.42%) of the common stock of the Company; Woodbank Mills, Inc. owned 27,413 shares (0.07%) of such stock. Woodbank Mills, Inc. also owned 49.6% of the common stock of Minot Mercantile Corporation (representing 49.6% of the latter's voting securities).

    2. Gerrish H. Milliken is the beneficial owner of 377,507 shares of the common stock of the Company as a trustee of certain trusts. Gerrish
        H. Milliken may be deemed to be a controlling person of each of Minot Mercantile Corporation and Woodbank Mills, Inc., and therefore may be deemed to be the beneficial owner of, and to share the power to direct the voting and/or the disposition of, common stock of the Company held by such corporations.

    3. Minot K. Milliken is the beneficial owner of 406,680 shares of the common stock of the Company as a trustee and an advisor of certain trusts. Minot K. Milliken may be deemed to be a controlling person of each of Minot Mercantile Corporation and Woodbank Mills, Inc., and therefore may be deemed to be the beneficial owner of, and to share the power to direct the voting and/or the disposition of, common stock of the Company held by such corporations.

    4. Roger Milliken is the beneficial owner of 4,246,473 shares of the common stock of the Company as a trustee and an advisor of certain trusts. Roger Milliken may be deemed to be a controlling person of each of Minot Mercantile Corporation and Woodbank Mills, Inc., and therefore may be deemed to be the beneficial owner of, and to share the power to direct the voting and/or the disposition of, common stock of the Company held by such corporations.

    5. Roger K. Smith is the beneficial owner of 57,226 shares of the common stock of the Company as a trustee of certain trusts.

    6. Gerrish H. Milliken, Minot K. Milliken and Roger Milliken and their respective associates, as that term is defined by the rules of the Securities and Exchange Commission, owned beneficially a maximum of 14,922,740 shares (40.45%) of the common stock of the Company. The shares listed as beneficially owned by each of Gerrish H. Milliken, Minot K. Milliken and Roger Milliken include shares listed as beneficially owned by one or both of the other two. The overall figures for all officers and directors as a group and the figures included in this note eliminate the duplication of numbers and percentages of shares.

                 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth information concerning beneficial owners of more than 5% of the Company's common stock, as reported by such beneficial owners:

Name and Address of         Amount of Common Stock and
Beneficial Owner          Nature of Beneficial Ownership      Percent of Class


Minot Mercantile Corporation            10,484,875                28.42
1209 Orange Street                        Direct
Wilmington, Delaware  19801

Minot Mercantile Corporation            14,922,740**              40.45
  and others joint disclosure*       Direct and Indirect
c/o 1209 Orange Street
Wilmington, Delaware  19801
_________________

 *Please see the notes following the Stock Ownership of Management Table for an explanation of this stock ownership. By definition of the Securities and Exchange Commission, the persons involved in this joint disclosure may be deemed to be "beneficial owners" of substantial quantities of this stock. Except as otherwise set forth in this proxy statement, such persons disclaim admission of beneficial ownership of these securities.

**These shares include the shares reported directly above by Minot Mercantile Corporation.

                          BOARD COMMITTEES
    The Company has a standing Audit Committee of the Board of Directors the members of which are Messrs. H. Keith H. Brodie, John A. Herdeg, Thomas J. Malone, Roger Milliken and George S. Moore. The members of the Audit Committee met twice during the last fiscal year. The Audit Committee is responsible for engaging and discharging auditors; reviewing with the auditors and management the Company's policies and procedures with respect to internal auditing, accounting and financial controls; reviewing with the independent auditors, upon completion of their audit, their report or opinion and any recommendations they may have for improving internal accounting controls, choice of accounting principles or management systems; and meeting with the Company's financial staff at least two times a year to discuss internal accounting and auditing procedures. The Company also has a standing Compensation Committee of the Board of Directors the members of which are Messrs. Rene C. McPherson, Minot K. Milliken, Roger Milliken, Francis G. Rodgers and George S. Moore. The Compensation Committee, which met three times during the last fiscal year, is responsible for reviewing the compensation of the Company's executive officers and recommending changes in such compensation. The Company's Board of Directors has established certain other committees to perform designated functions. The Company does not have a standing Nominating Committee of the Board of Directors. The Company's Board of Directors held six regularly scheduled meetings and 17 special meetings during the last fiscal year.

                       OTHER EXECUTIVE OFFICERS

The Company's other executive officers include: James D. Cain, 58, who was elected Vice President of Administration in April 1994 and prior to that time was Vice President of Merchandising from June 1992 and previously was Director of Merchandising (from October 1991) and president of The McAlpin Company subsidiary; James M. McVicker, 47, who was elected Vice President and Chief Financial Officer in May 1993 and prior to that time was Treasurer or Assistant Treasurer from January 1990 (and Director of Strategic Planning from October 1990) and previously was Director of Credit and Cash Management for the Company; Randolph L. Burnette, 52, who was elected Vice President of Planning in March 1994 and prior to that time was Director of Merchandise Planning from August 1992 and previously was president of J.B. White & Company subsidiaries; Paul E. McLynch, 52, who was elected Vice President of Merchandising in April 1994 and prior to that time was president of the Gayfers/J.B. White division from March 1993 and previously was president of the Jones Store Co. subsidiary (from March
1992) and president of the McAlpin's/Lexington division; William A. Carr, 55, who was elected Treasurer in March 1994 and prior to that time was Controller; Dennis F. Murphy, 57, who has been Secretary since 1974; and Kathryn M. Muldowney, 35, who was elected Controller in March 1994 and prior to that time was Director of Strategic Planning from March 1993 and previously was Director of Systems Development (from February 1990) and a Company analyst.

                       MANAGEMENT REMUNERATION

    The Summary Compensation Table below shows compensation earned by or paid to the named executive officers (the Chief Executive Officer and the other four most highly compensated executive officers) for the three years ended January 29, 1994:Summary Compensation Table:

                                        Annual Compensation
                        Fiscal
Name and Principal      Year                      Other Annual     All Other
   Position             Ended   Salary  Bonus(a)  Compensation   Compensation(b)
David L. Nichols(c)    1/29/94  $512,462 $165,529     $0           $56,898
Chairman of
the Board              1/31/93  $480,000 $160,000     $0           $28,397

                       1/31/92         -        -      -                -
James D. Cain(d)       1/29/94  $270,846 $ 96,234     $0            $9,101
Vice President of      1/31/93  $248,000 $ 90,000     $0            $6,548
Merchandising          1/31/92         -       -       -               -

Michael G. Shannon(e)  1/29/94  $202,692 $ 70,823     $0            $6,625
Vice President of      1/31/93  $187,116 $ 85,000     $0            $5,271
Administration         1/31/92  $162,692 $ 60,000      $0                -

James M. McVicker(f)   1/29/94  $216,539 $ 53,882      $0           $6,470
Vice President and     1/31/93  $167,115 $ 65,000      $0           $4,496
Chief Financial Officer1/31/92  $142,385 $ 40,000      $0                -

William A. Carr        1/29/94  $243,154 $ 20,000      $0           $6,132
Controller             1/31/93  $231,846 $ 25,000      $0           $6,057
                       1/31/92  $160,000 $ 63,000      $0                -
________________________

(a)Includes a special bonus for the year ended January 29, 1994 for additional services recognized by the Board of Directors, in the amount of $30,000 for Mr. Nichols and $20,000 for each of Messrs. Cain, Shannon, McVicker and Carr. Also includes a special bonus for the year ended January 31, 1993 in connection with the acquisition of Maison Blanche, in the amount of $25,000 for each of Messrs. Shannon, McVicker and Carr.

(b)All Other Compensation is comprised of the Company's matching contributions under the Company's Savings, Profit Sharing and Supplemental Retirement Plan and the Company's Non-Qualified Savings, Profit Sharing and Supplemental Retirement Plan. Also includes $40,000 and $16,000 paid to Mr. Nichols for Board of Directors' meetings during the fiscal years ended January 29, 1994 and January 31, 1993, respectively. Information is not provided for the fiscal year ended prior to January 31, 1993.

(c)Mr. Nichols was elected Chairman of the Board on February 5, 1992. Therefore,information is not provided for the fiscal year ended prior thereto.

(d)Mr. Cain was elected Vice President of Merchandising on June 3, 1992 and previously was not an executive officer. Therefore, information is not provided for the fiscal year ended prior thereto.

(e)Mr. Shannon was elected president of the Gayfers/J.B. White division on April 4, 1994.

(f)Mr. McVicker was elected Vice President and Chief Financial Officer on May 14, 1993.

Report of the Compensation Committee

    General. The Compensation Committee of the Board of Directors (the "Committee") is composed of five outside directors. The current members of the Committee are Rene C. McPherson, Minot K. Milliken, Roger Milliken, George S. Moore and Francis G. Rodgers. As part of its duties, the Committee reviews and recommends to the Board of Directors compensation levels for the Company's executive officers.

    The Company's compensation program reflects the philosophy that executive compensation levels should be linked to Company performance and also be competitive within the retail industry. Historically, the Company has structured compensation principally through base annual salary and year-end bonuses.

For tax years beginning on or after January 1, 1994, the Internal Revenue Code (the "Code") will limit the ability of a publicly held corporation to deduct compensation in excess of $1 million paid to certain executives. The Company has not established a policy with regard to Section 162(m) of the Code, since the Company has not and does not currently anticipate paying cash compensation in excess of $1 million per annum to any executive.

Base Salaries. Base salaries for the Company's executives are determined by evaluating the responsibilities of the position and the experience of the individual, and by reference to the competitive marketplace. The Company seeks to target base salaries within the median salary level for comparable executive positions.

    Annual Bonuses. During 1993, the Company established a more specific Pay-for-Performance year-end bonus program designed to reward management and other key executives for Company and individual performance. Under the program, bonuses are awarded based upon Company performance (pre-tax store profits) and upon the individual's achievement of certain business unit and Company goals, as determined by the Board. The program gives equal weighting to Company and individual performance criteria. For 1993, each executive named in the Summary Compensation Table (other than Mr. Carr who does not participate in the program) received a bonus which reflected full achievement of his individual performance goals, but at the same time took into account that the Company's performance targets were not met. Also for 1993, the Chief Executive Officer received $30,000, and each of the other named executives received $20,000, for additional services recognized by the Board of Directors.

    Compensation of the Chief Executive Officer. The compensation of David L. Nichols, Chairman of the Board and Chief Executive Officer of the Company, is determined in accordance with the criteria set forth above. Mr. Nichols received a salary increase in 1993 of approximately 7% to keep his salary within the median marketplace salary level for comparable executive positions and based on an evaluation of the other criteria set forth above under "Base Salaries."

Mr. Nichols' bonus for 1993 was based upon the performance of the Company and Mr. Nichols' achievement of specified strategic goals. Although pre-tax store profits fell short of target levels, Mr. Nichols continued the successful implementation of various strategic goals, including the implementation of a balanced inventory program, the consolidation of certain division operations, improved expense ratios, and other cost saving measures. Based upon these factors, the Committee recommended and the Board approved a bonus of $135,529 for Mr. Nichols, which was approximately 15% less than the bonus awarded for fiscal 1992.

             Rene C. McPherson        Minot K. Milliken         Roger Milliken

                    George S. Moore           Francis G. Rodgers

Compensation Committee Interlocks and Insider Participation

    Mr. Rene C. McPherson, a member of the Compensation Committee, was paid $203,500 in consideration of consulting services rendered to the Company during the last fiscal year. Mr. McPherson will continue to provide ongoing consulting services relating to strategic planning and management development during the current year.

Performance Graph

    Set forth below is a tabular representation of the line graph (included in the Company's paper filing) comparing, over the last five fiscal years, the Company's cumulative total return to shareholders with (i) the Standard & Poor's 500 Composite Stock Price Index and (ii) the Standard & Poor's Retail Department Stores Composite Index:

                         MERCANTILE STORES COMPANY, INC.
                   Comparison of 5 Year Cumulative Total Return*
                     February 1, 1989 through January 29, 1994

                                                       S&P Retail Department
        S&P 500 Composite      Mercantile Stock       Stores Composite Index
1988        $100.00               $100.00                 $100.00

1989        $114.40               $ 82.89                 $123.35

1990        $123.97               $ 81.89                 $132.78

1991        $152.05               $ 89.82                 $162.61

1992        $168.11               $ 88.07                 $180.13

1993        $188.51               $101.46                 $198.08

*Total Return assumes re-investment of dividends.

 Assumes $100 invested on February 1, 1989 in Mercantile common stock, S&P 500 Index and S&P Retail Department Stores Composite Index.


Pension Plans

    The Company has maintained a Noncontributory Pension Plan since 1945 which has been amended from time to time. The Plan is funded by means of contributions by the Company to the Plan trustee. All employees, including officers employed by the Company, with one year of employment during which at least 1,000 hours were worked and who meet certain age requirements, are participants. Normal retirement eligibility occurs at age 65 for participants in the Plan; however, early retirement at a reduced monthly benefit is available to employees who have reached the age of 60 and have at least 10 years of service (as defined). The retirement benefit is in the form of a level monthly payment for life. The benefit for service from February 1, 1976 to January 31, 1989 was determined based on the addition of 7/8% of each year's compensation up to the year's Taxable Wage Base (as defined) and 13/8% of compensation above such base. The Plan was amended effective February 1, 1989 to comply with the Social Security integration and compensation limit requirements of The Tax Reform Act of 1986. The amendment provides for benefits based on 7/8% of annual compensation up to the year's Taxable Wage Base and 13/8% of compensation above such base up to $235,840 ($228,860 in 1992). Benefits payable are subject to maximum limitations under the Internal Revenue Code. Payments to each employee upon retirement are made from a trust fund maintained by the trustee with Company contributions. The estimated annual benefits payable on normal retirement (without regard to maximum limitations under the Internal Revenue
Code) to the named executive officers are as follows: David L. Nichols, $182,722; James D. Cain, $71,544; Michael G. Shannon, $121,118; James M. McVicker, $94,701; and William A. Carr, $69,630.

    The Company also maintains the Mercantile Stores Nonqualified Salaried Pension Plan to provide benefits to employees in an amount equal to the amount by which an employee's benefits under the Pension Plan were reduced because of limitations imposed on tax exempt plans by the Internal Revenue Code. For the fiscal year ended January 29, 1994, there were charges against the earnings of the Company with respect to such plan in the amount of $116,992.

 Directors' Compensation

    Directors who are not also officers of the Company receive as yearly compensation $16,000. All directors receive a standard fee of $2,000 for each board meeting attended and $1,000 for each committee meeting attended plus the payment of expenses incurred in connection therewith. In addition, all members of each committee receive as yearly compensation $3,000. Rene C. McPherson was paid $203,500 in consideration of consulting services rendered to the Company during the last fiscal year. Mr. McPherson will continue to provide ongoing consulting services relating to strategic planning and management development during the current year.

                              APPROVAL OF AUDITORS

    The auditors selected by the Board of Directors and being recommended to the stockholders for approval for the fiscal year ending January 28, 1995, are Arthur Andersen & Co. who were likewise selected and approved for the previous
fiscal year.   Representatives of Arthur Andersen & Co. are expected to be present at the stockholder's meeting on May 25, 1994, with the opportunity to make a statement if they desire to do so and to respond to appropriate questions. The following resolution concerning the appointment of independent auditors will be offered at the meeting:
        "RESOLVED, that the appointment by the Board of Directors of Arthur Andersen & Co. to audit the accounts of the Company and its subsidiaries for the fiscal year ending January 28, 1995 is approved."

    Arthur Andersen & Co. have been auditing the accounts of the Company and its subsidiaries for many years and are certified public accountants of the highest standing. That firm has no financial interest, direct or indirect, in the Company or any subsidiary and has had no connection with the Company or any subsidiary during the past three years, except the usual professional relationship between auditor and client.

                   TRANSACTIONS WITH MANAGEMENT AND OTHERS

    Milliken & Company, of which Roger Milliken is Chairman, Chief Executive Officer and a director, Thomas J. Malone is President, Chief Operating Officer and a director, Minot K. Milliken is Vice-President and a director and H. Keith
H. Brodie, M.D., Gerrish H. Milliken, Rene C. McPherson and Francis G. Rodgers are directors, is one of the Company's suppliers of some types of merchandise. Such purchases for resale and use by the Company and its subsidiaries were in the ordinary course of business at competitive prices and amounted to approximately $1,325,300 during the past fiscal year.

                          STOCKHOLDER PROPOSAL

    The Company has been notified by Amalgamated Bank of New York LongView Collective Investment Fund (the "Fund"), 11-15 Union Square, New York, New York 10003, the beneficial owner of 1,800 shares of Company common stock, that it intends to propose the following resolution at the Annual Meeting:

    "RESOLVED: That the stockholders of Mercantile Stores Company, Inc. (the "Company" or "Mercantile") request that the Board of Directors take the necessary steps, in accordance with Delaware state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

    The following is the statement submitted in support of this proposal:

    "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

    The Board of Directors of Mercantile is divided into three classes serving staggered three-year terms. We believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

    The elimination of Mercantile's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. We believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of stockholders.

    We believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In our view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

    We believe that the Company's performance is unsatisfactory. According to the Company's proxy statement for its 1993 Annual Meeting of Stockholders, Mercantile has been increasingly and significantly underperforming its designated industry peer group since 1989 based on a comparison of five year cumulative total returns. In addition, out of 1,000 companies studied by the United Shareholders of America in 1993 (evaluating companies on the basis of long and short-term returns to stockholders, stockholder rights policies and linkage of executive compensation to stock performance), Mercantile was rated near the bottom at number 927. WE URGE YOU TO VOTE FOR THIS RESOLUTION!

    The Board of Directors recommends a vote AGAINST the foregoing proposal for the following reasons:

    In 1983, the Company's stockholders considered an amendment to the Company's Certificate of Incorporation to provide for the classification of the Board of Directors into three equal or nearly equal classes, each to serve for a term of three years, with one class being elected each year. This amendment was approved by the holders of 77.9% of the total outstanding shares of the Company.

    The Board of Directors believes that the classification gives the Board of Directors a greater continuity of experience since a majority of directors at any given time will have experience with the business affairs and operations of the Company. This permits more effective long-term strategic planning in use of Company resources. Continuity and quality of leadership that results from the classified Board creates long-term value for the stockholders.


    A classified Board reduces the possibility of a sudden and surprise change in majority control of the Board. It also has the effect of impeding disruptive and inequitable tactics that have become relatively common corporate take-over practices. In the event of a hostile take-over attempt, the fact that approximately two-thirds of the Board members have tenure for more than a year would encourage a person seeking to gain control of the Company to initiate arms-length discussions with the management and the Board, who are in a position to negotiate a transaction that is most favorable to the Company and the stockholders.

    For these reasons, more than half of the Fortune 500 companies provide for the staggered election of directors. Statistics compiled by the Investor Responsibility Research Center, Inc. show that stockholders of public companies have overwhelmingly supported the use of classified boards, as indicated by the fact that in responding to stockholder proposals to eliminate classified boards in 1993, an average of only 32% of all shares were voted for elimination.


    Finally, the information in the 1993 proxy statement concerning the cumulative total return to stockholders over a five-year period relates to the market price of the Company's stock, which is not related to the classification of the Board of Directors. The Board of Directors is well aware of the Company's performance compared to its industry peer group and is taking measures to enhance stockholder value.

    If approved, this proposal would serve as a recommendation to the Board of Directors to take the necessary steps to eliminate the classified Board. Such steps would include the repeal of the classified Board provision in the Company's Certificate of Incorporation which, in accordance with the terms approved by the Company's stockholders in 1983, requires the favorable vote at a stockholder's meeting of the holders of at least 75% of the then outstanding shares of voting stock of the Company. Gerrish H. Milliken, Minot K. Milliken and Roger Milliken and their respective associates own beneficially approximately 40% of the outstanding shares of the Company, and therefore would have the ability to block such action.

    The Board of Directors recommends a vote AGAINST this proposal. If not otherwise specified, properly executed proxies will be voted against the proposal.


                    STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

    Stockholder proposals for inclusion in Proxy materials for the 1995 Annual Meeting should be addressed to the Company's Secretary, 1100 North Market Street, Wilmington, Delaware 19801 and must be received before December 31, 1994.

___________________________________

    The Board of Directors knows of no matters other than the foregoing to come before the annual meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

Dated:  Wilmington, Delaware, April 25, 1994.

                                 By Order of the Board of Directors,
                                 Dennis F. Murphy, Secretary.